Exhibit 10.12

AMENDMENT NO. 1

TO THE

NEWS CORPORATION 2005 LONG-TERM INCENTIVE PLAN

This Amendment No. 1 to the News Corporation 2005 Long-Term Incentive Plan (this “Amendment”) is made as of August 7, 2007. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the News Corporation 2005 Long-Term Incentive Plan (the “Plan”).

WHEREAS, on August 7, 2007, the Board of Directors of News Corporation approved the following amendment to the Plan.

NOW, THEREFORE,

1.	Article IV, Section 4.5 of the Plan is hereby amended to read in its entirety as follows:

Section 4.5 Termination of Service.

In the event that the Participant’s Service with the Company or any of its Affiliates ends for any reason other than Retirement prior to the date or dates on which Restricted Share Units vest, the Participant shall forfeit all unvested Restricted Share Units as of the date of such event, unless the Committee determines otherwise and provides that some or all of such Participant’s unvested Restricted Share Units shall vest as of the date of such event, in which case, in the discretion of the Committee, either certificates representing shares of Common Stock or a cash payment equal to the Fair Market Value of the shares of Common Stock, shall be delivered in accordance with Section 4.4 above, to the Participant or in the case of the Participant’s death, to the person or persons who acquired the right to receive such certificates by will or the laws of descent and distribution. In the event that the Participant’s Service with the Company or any of its Affiliates ends by reason of Retirement, the Participant shall continue to vest in the Participant’s unvested Restricted Share Units for a period of three years following Retirement, unless the Committee determines otherwise. At the end of such three year period, all remaining unvested Restricted Share Units shall be forfeited, unless the Committee determines otherwise.

2.	This amendment shall remain in full force and effect for the term of the Plan.